UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
February 6, 2007
(Date of earliest event reported)
Volcom, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51382 (Commission File Number)	33-0466919 (IRS Employer Identification No.)

1740 Monrovia Avenue, Costa Mesa, California (Address of principal executive offices)		92627 (Zip Code)
Registrant’s telephone number, including area code: (949) 646-2175

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 8.01. Other Events.
Item 9.01. Financial Statements and Exhibits.
SIGNATURE
EXHIBIT INDEX
EXHIBIT 99.1

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 6, 2007, the Compensation Committee of Volcom, Inc. (the “Company”) approved certain compensation arrangements for 2007. The following is a description of the compensation arrangements that were approved.
Annual Base Salary
     The Compensation Committee approved a change in the base salary of Troy Eckert, Vice President of Marketing, from $250,000 to $320,000, effective as of July 1, 2007. The salary increase reflects market conditions and Mr. Eckert’s increased responsibilities within the Company.
2007 Cash Bonus Plan
     The Compensation Committee also approved bonus plans for the Named Executive Officers (as defined by the rules of the Securities and Exchange Commission). The bonus plans are summarized below.
     The 2007 Cash Bonus Plan is designed to reward executive and senior management-level employees for both their (i) individual performance and (ii) for the Company’s performance. The potential bonus is between 40% and 75% of the officer’s base salary based on position. Increasing portions of compensation are generally “at risk” depending upon Company performance for those members of executive and senior management with the greatest influence on corporate results. Cash bonuses under the plan will be paid annually in a lump sum to those officers employed by the Company at the time the Company announces its 2007 year-end results.
     Individual Performance Bonus. Individual performance bonuses are measured against pre-determined objectives that reflect what each executive or senior member of management must do in order for Volcom to meet its short-and long-term business goals. Individual objectives vary in detail and subject matter based on the officer’s department. Examples of objectives could be achieving sales, financial, profit margin and development objectives; achieving budget goals; executing strategic transactions; increasing productivity and operating measures and identifying and implementing cost reduction and efficiency measures.
     Company Performance Bonus. Company performance bonuses are measured against pre-determined performance thresholds based on diluted earnings per share.
     The bonus percentage and percentage of the bonus based upon individual performance and Company performance for the Named Executive Officers is as follows:

	Bonus Potential as	Bonus Potential	Bonus Potential
	a Percentage of	Based on Individual	Based on Company
Executive Officer	Salary	Goals	Goals	Total Bonus Potential
Richard R. Woolcott	75%	0	100%	$300,000
Douglas P. Collier	75%	0	100%	$240,000
Jason W. Steris	75%	0	100%	$240,000
Tom D. Ruiz(1)	NA	100%	0%	NA
Troy C. Eckert	75%	66 2/3%(2)	33 1/3%	$213,750(2)
(1)	Mr. Ruiz’s bonus is tied to achieving certain pre-determined sales targets and achieving certain pre-determined margin targets for total bonus potential that is estimated to be approximately $240,000 (the total bonus may be higher based upon Mr. Ruiz achieving exceptional pre-determined margin and sales targets).

(2)	Mr. Eckert’s Total Bonus Potential is based upon a base salary of $250,000 from January 1, 2007 — June 30, 2007 and a base salary of $320,000 from July 1, 2007 through December 31, 2007 (see “Annual Base Salary” above). Mr. Eckert’s Bonus Potential Based on Individual Goals is based upon on the achievement of certain pre-determined marketing related goals.
Other Compensation
     The Compensation Committee did not authorize the grant of any equity awards, deferred compensation or any other compensation benefits to the Named Executive Officers.
Item 8.01. Other Events.
     On February 6, 2007, the Company’s Board of Directors approved the purchase by the Company of a residence located on the North Shore of Oahu (the “Pipe House”) for $4.2 million. The purchase of the Pipe House closed on February 7, 2007. The Pipe House will generally be used as a residence for Volcom surf team riders during the winter surf season and for other Volcom marketing activities during the entirety of the year. A copy of the press release is furnished as Exhibit 99.1 to this Current Report.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.
     Exhibit 99.1. Press release dated February 12, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volcom, Inc.
(Registrant)

Date February 12, 2007	By	/s/ S. HOBY DARLING
S. Hoby Darling
Vice President of Strategic Development, General Counsel

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press release dated February 12, 2007.